EXHIBIT 21

Subsidiaries of Texas Gulf Energy, Incorporated

State or
Country of
Incorp. or
Subsidiary Name	operating	Status
Fishbone Solutions, Inc.	Texas	Active
International Plant Services, L.L.C.	Texas	Active
Texas Gulf Oil & Gas, Inc.	Nevada	Active